UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Ralcorp Holdings, Inc.

(Name of registrant as specified in its charter)

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January 16, 2012

Dear fellow shareholder:

You are cordially invited to attend our annual meeting of shareholders on Wednesday, February 15, 2012. We will hold the meeting at 8:00 a.m., Central Time, at the Bank of America Plaza, 800 Market Street, 26th floor, St. Louis, Missouri, 63101.

In connection with the annual meeting, we have enclosed a notice of the meeting, a proxy statement and a proxy card. We have also enclosed a copy of our annual report for the fiscal year ended September 30, 2011, which contains detailed information about us and our operating and financial performance.

Whether or not you plan to attend the meeting, we encourage you to vote your shares. You may vote by telephone or on the Internet, or complete, sign and return the enclosed proxy card in the postage-paid envelope, also enclosed. The prompt execution of your proxy will be greatly appreciated.

Sincerely,

Kevin J. Hunt

Chief Executive Officer and President

800 Market Street

St. Louis, Missouri 63101

January 16, 2012

Notice of Annual Meeting of Shareholders

Dear shareholders:

The 2012 annual meeting of shareholders of Ralcorp Holdings, Inc. will be held at 8:00 a.m., Central Time, on Wednesday, February 15, 2012, at the Bank of America Plaza, 800 Market Street, 26th floor, St. Louis, Missouri, 63101. At the annual meeting, shareholders will consider the following matters:

•	the re-election of three nominees for director;

•	the election of two new nominees for director;

•	the ratification of the appointment of our independent registered public accounting firm;

•	an advisory vote on executive compensation;

•	an advisory vote on the frequency of the advisory vote on executive compensation; and

•	any other business properly introduced at the annual meeting.

The close of business on January 13, 2012 has been fixed as the record date for the determination of shareholders entitled to receive notice of and to vote at the annual meeting or any adjournment or postponement thereof. This notice of the meeting and the enclosed proxy statement and proxy card are first being sent or made available to shareholders on or about January 16, 2012.

By order of the Board of Directors,

Gregory A. Billhartz

Corporate Vice President, General Counsel and Secretary

PROXY STATEMENT

i

PROXY AND VOTING INFORMATION

Why am I receiving these materials?

Our board of directors is soliciting proxies for the 2012 annual meeting of shareholders. On or about January 16, 2012, we expect to begin mailing these proxy materials to shareholders at the close of business on January 13, 2012, the record date. On the record date, there were 55,212,767 shares of our common stock outstanding.

Where and when is the annual meeting?

We will hold the annual meeting on Wednesday, February 15, 2012, at 8:00 a.m., Central Time, at the Bank of America Plaza, 800 Market Street, 26th floor, St. Louis, Missouri, 63101.

What am I being asked to vote on at the meeting?

We are asking our shareholders to consider the following items:

•	the re-election of three nominees for director named in this proxy statement;

•	the election of two new nominees for director named in this proxy statement;

•	the ratification of the appointment of our independent registered public accounting firm;

•	an advisory vote on executive compensation;

•	an advisory vote on the frequency of the advisory vote on executive compensation; and

•	any other business properly introduced at the annual meeting.

How many votes do I have?

You have one vote for each share of our common stock that you owned at the close of business on the record date. These shares include:

•	shares registered directly in your name with our transfer agent, for which you are considered the “shareholder of record”;

•	shares held for you as the beneficial owner through a broker, bank or other nominee in “street name”; and

•	shares credited to your account in our savings investment plan.

What is the difference between holding shares as a “shareholder of record” and as a “beneficial owner”?

If your shares are registered directly in your name with our transfer agent, you are considered the “shareholder of record” with respect to those shares. We have sent these proxy materials directly to you.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of the shares held in street name. Your broker, bank or other nominee who is considered the shareholder of record with respect to those shares has forwarded these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or the Internet.

How can I vote my shares?

You can vote by proxy or in person.

How do I vote by proxy?

If you are a shareholder of record, you may vote by telephone, Internet or mail. Our telephone and Internet voting procedures are designed to authenticate shareholders by using individual control numbers that can be found on the proxy card.

•	Voting by telephone

You can vote by calling 800-652-VOTE (8683) and following the instructions provided. Telephone voting is available 24 hours a day, 7 days a week, until 1:00 a.m., Central Time, on Wednesday, February 15, 2012. If you vote by telephone, you do not need to return your proxy card.

•	Voting by Internet

You can vote via the Internet by accessing www.investorvote.com and following the instructions provided. Internet voting is available 24 hours a day, 7 days a week, until 1:00 a.m., Central Time, on Wednesday, February 15, 2012. If you vote by Internet, you do not need to return your proxy card.

•	Voting by mail

If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

If you submit your proxy using any of these three methods, Kevin J. Hunt or Gregory A. Billhartz will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some, or none of the nominees for director and for or against any other proposals properly introduced at the annual meeting. You may also vote for 1, 2 or 3 years with respect to the frequency of future advisory votes on executive compensation. If you vote by telephone or Internet and choose to vote with the recommendation of our board of directors, or if you vote by mail, sign your proxy card, and do not indicate specific choices, your shares will be voted “FOR” the re-election of all three nominees for director, “FOR” the election of the two new nominees for director; “FOR” ratification of the appointment of our independent public accounting firm, “FOR” the proposal regarding an advisory vote on executive compensation and “ONE YEAR” for the proposal regarding an advisory vote on the frequency of the advisory vote on executive compensation.

If any other matter is presented, your proxy will authorize Kevin J. Hunt or Gregory A. Billhartz to vote in accordance with their best judgment. At the time this proxy statement was printed, we knew of no matters to be considered at the annual meeting other than those referenced in this proxy statement.

If you wish to give a proxy to someone other than Kevin J. Hunt or Gregory A. Billhartz, you may strike out their names on the proxy card and write in the name of any other person, sign the proxy, and deliver it to the person whose name has been substituted.

How can I revoke my proxy?

You may revoke a proxy in any one of the following three ways:

•	submit a valid, later-dated proxy, or vote again electronically after your original vote;

•	notify our corporate secretary in writing before the annual meeting that you have revoked your proxy; or

•	vote in person at the annual meeting.

How do I vote in person?

If you are a shareholder of record, you may attend the annual meeting and cast your vote in person. If you hold shares in street name, then you will need to bring an account statement or letter from your broker, bank or other nominee indicating that you were the record holder of your shares as of January 13, 2012.

If I hold shares in street name, how can I vote my shares?

You can submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this by telephone, over the Internet or by mail. Please refer to the voting instruction card included with these materials by your broker, bank or other nominee.

How do I vote my shares in the savings investment plan?

If you are both a registered shareholder and a participant in our savings investment plan, you will receive a single proxy card that covers shares of our common stock credited to your plan account as well as shares of record registered in exactly the same name. Accordingly, your proxy card also serves as a voting instruction for the trustee of the plan. If your plan account is not carried in exactly the same name as your shares of record, you will receive separate proxy cards for individual and plan holdings. If you own shares through this plan and you do not return your proxy by 4:00 p.m., Central Time, on February 13, 2012, the trustee will vote your shares in the same proportion as the shares that are voted by the other participants in the plan. The trustee will also vote unallocated shares of our common stock held in the plan in direct proportion to the voting of allocated shares in the plan for which voting instructions have been received unless doing so would be inconsistent with the trustee’s duties.

Is my vote confidential?

Yes. Voting tabulations are confidential except in extremely limited circumstances. Such limited circumstances include contested solicitation of proxies, when disclosure is required by law, to defend a claim against us or to assert a claim by us and when a shareholder’s written comments appear on a proxy or other voting material.

What “quorum” is required for the annual meeting?

In order to have a valid shareholder vote, a quorum must exist at the annual meeting. For us, a quorum exists when shareholders holding a majority of the outstanding shares entitled to vote at the meeting are present or represented at the meeting, provided that in no event shall a quorum consist of less than a majority of the outstanding shares entitled to vote.

What vote is required?

The affirmative vote of a majority of the shares present and entitled to vote at the meeting is required for each of the items to be presented to the shareholders for approval except Item 5. The frequency of the advisory vote on executive compensation (Item 5) receiving the greatest number of votes will be considered the frequency recommended by shareholders.

How are the voting results determined?

A proxy card marked “withhold” for a nominee acts as a vote against such nominee. A proxy card marked “abstain” on a matter will be considered to be represented at the annual meeting, but not voted for these purposes. If a broker indicates on its proxy that it does not have authority to vote certain shares held in “street name,” the shares not voted are referred to as “broker non-votes.” Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in “street name” on particular proposals under the rules of the New York Stock Exchange, and the “beneficial owner” of those shares has not instructed the broker to vote on those proposals. If you are a beneficial owner, your broker, bank or other nominee is permitted to vote your shares only with regard to ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, even if the holder does not receive voting instructions from you. Shares registered in the name of a broker, bank or other nominee, for which proxies are voted on some, but not all matters, will be considered to be represented at the annual meeting and voted only as to those matters marked on the proxy card.

Where can I find the voting results?

We intend to announce preliminary voting results at the annual meeting. We will publish the final results in a Current Report on Form 8-K, which we expect to file on or before February 22, 2012. You can obtain a copy of the Form 8-K by logging on to our website at www.ralcorp.com, by calling the Securities and Exchange Commission (SEC) at 800-SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov. Information on our website does not constitute part of this proxy statement.

CORPORATE GOVERNANCE

Overview

We are dedicated to creating long-term shareholder value. It is our policy to conduct our business with integrity and an unrelenting passion for providing value to our customers and their consumers. All of our corporate governance materials, including our corporate governance guidelines, our standards of business conduct, our director code of ethics and board committee charters, are published under the Corporate Governance section of our website at www.ralcorp.com. Information on our website does not constitute part of this proxy statement. The board of directors regularly reviews these materials, Missouri law, the rules and listing standards of the New York Stock Exchange (NYSE) and SEC rules and regulations, as well as best practices suggested by recognized governance authorities, and modifies the materials as warranted.

Director Independence

Our board of directors has adopted categorical independence standards based on the NYSE listing standards and the SEC rules and regulations as described in our corporate governance guidelines. The guidelines contain the categorical standards our board uses to make its determination as to the materiality of the relationships of each of our directors. Our board has determined, in its judgment, that all of our non-employee directors are independent directors as defined in the NYSE listing standards and the SEC rules and regulations.

We have a business relationship with Commerce Bancshares, Inc., a bank holding company at which one of our non-employee directors, Mr. Kemper, serves as chairman, president and chief executive officer. We also have a business relationship with Archer-Daniels-Midland Company, a large producer of food ingredients, at which one of our non-employee director nominees, Mr. Moore, serves on the board of directors. We have described these business relationships in greater detail under the heading “Certain Relationships and Related Transactions.” Our board of directors and the Corporate Governance and Compensation Committee have determined, in their judgment and based on the criteria in the guidelines, that the relationships between us and Messrs. Kemper and Moore are immaterial and therefore should not preclude a determination of independence.

Messrs. Armstrong and Mulcahy serve as directors of Energizer Holdings, Inc. We share in the common ownership of three aircraft together with Energizer and Nestle Purina PetCare Company. The joint ownership affords us the ability to share the acquisition expenses of the aircraft and other costs that are unrelated to actual trips. Each of the owners incurs the cost for its use of the aircraft and a pro rata portion of the fixed costs. In connection with the joint ownership of aircraft, no amounts are paid to Energizer, and Energizer pays no amounts to us. As such, based on the criteria in the guidelines, the joint ownership does not preclude Messrs. Armstrong and Mulcahy from being independent.

The independent members of the board of directors meet regularly without the presence of management. These sessions are normally held following or in conjunction with regular board meetings. The chairman of the board, or the chairman of the committee then in session, acts as the presiding director during executive sessions.

Code of Ethics

Our standards of business conduct, applicable to all corporate officers and employees, sets forth our expectations for the conduct of business by corporate officers and employees. Our directors have adopted, and are required to abide by, a director code of ethics. We intend to post amendments to or waivers from (to the extent applicable to one of our corporate officers or directors) these documents on our website.

Conflicts of Interest

Pursuant to our conflict of interest policy, standards of business conduct for corporate officers and employees and director code of conduct, each director and corporate officer has an obligation not to engage in any transaction that could be deemed a conflict of interest. Our directors may not engage in any transaction that could impact their independence on the board of directors.

The Audit Committee is responsible for approving and ratifying transactions in which one or more directors may have an interest. The Audit Committee reviews the material facts of all interested transactions that require the Audit Committee’s approval and either approves or disapproves of the entry into the interested transaction. In the event management, in the normal course of reviewing payable records, determines an interested transaction exists which was not approved by the Audit Committee, management will present the transaction to the Audit Committee for consideration.

The Audit Committee has adopted standing pre-approval of certain transactions in which a corporate officer or director may have an interest including (i) transactions involving competitive bids, (ii) certain charitable contributions, and (iii) certain banking related services. The committee believes these transactions are immaterial to us and to any director or corporate officer. No director may participate in the approval of an interested transaction for which he is a related party. If an interested transaction will be ongoing, the Audit Committee may establish guidelines for our management to follow in its ongoing dealings with the related party.

Structure of the Board of Directors

Our articles of incorporation and bylaws provide for a board of directors that is divided into three classes as equal in size as possible. The classes have three-year terms, and the term of one class expires each year in rotation at that year’s annual meeting. The size of the board of directors can be changed by a vote of its members. The board of directors is currently comprised of 11 members; however, following the separation of the Post cereal business and the retirement of Mr. Goodall, the size of the board of directors will be reduced to nine members. Vacancies on the board of directors may be filled by a majority of the remaining directors. A director elected to fill a vacancy, or a new directorship created by an increase in the size of the board of directors, serves for the remainder of the full term of the class of directors in which the vacancy or newly created directorship occurred. As a matter of policy, the board of directors will submit the nomination of a director elected to fill a vacancy or newly created directorship to the vote of our shareholders at the next annual meeting.

Director Biographies

The following is a list of our current directors, their ages as of December 31, 2011, their occupation during the last five years and certain other biographical information:

Name	Age	Director Since	Term Ends	Occupation and Other Information
Benjamin Ola. Akande	49	2010	2013	Mr. Akande is a professor of Economics and Dean of the School of Business and Technology at Webster University in St. Louis, Missouri.
Bill G. Armstrong	63	2004	2013	Mr. Armstrong is a private equity investor and also serves on the board of directors of Energizer Holdings, Inc.
David R. Banks	74	2001	2012	Mr. Banks is a private equity investor and also serves on the board of directors of Nationwide Health Properties, Inc.
Jonathan E. Baum	51	2010	2012	Mr. Baum is Chief Executive Officer and Chairman of George K. Baum & Company, an investment banking firm.
Jack W. Goodall	73	1994	2012	Mr. Goodall is a private equity investor.
Kevin J. Hunt	60	2004	2014	Mr. Hunt was appointed Chief Executive Officer and President of Ralcorp Holdings, Inc. effective January 1, 2012. Mr. Hunt served as Co-Chief Executive Officer and President from September 29, 2003 to December 31, 2011.
David W. Kemper	61	1994	2014	Mr. Kemper is Chairman, President and Chief Executive Officer of Commerce Bancshares, Inc. (bank holding company) and is also a director of Tower Properties Company.
J. Patrick Mulcahy	67	2007	2013	Mr. Mulcahy was appointed Vice Chairman of the Board in July 2011 and will become Chairman upon the separation of Post Foods. Mr. Mulcahy has been Chairman of the Board of Directors of Energizer Holdings, Inc. since January 2007. Mr. Mulcahy served as Vice Chairman of Energizer Holdings, Inc. from 2005 to January 2007. Mr. Mulcahy is also lead director of Hanesbrands, Inc.
David P. Skarie	65	2004	2012	Mr. Skarie served as Co-Chief Executive Officer and President of Ralcorp Holdings, Inc. from September 29, 2003 to December 31, 2011.
William P. Stiritz	77	1994	2013	Mr. Stiritz is a private equity investor. Mr. Stiritz was Chairman Emeritus of the board of directors of Energizer Holdings, Inc. from January 2007 to May 2008 and chairman of the board of directors of Energizer Holdings from 2000 to 2007. Mr. Stiritz served as a Director of Vail Resorts, Inc. from 1997 to 2009. In addition, he has served as Director Emeritus of Reliance Bancshares, Inc. since August 2009.
David R. Wenzel	48	2007	2014	Mr. Wenzel has served as Director, Revenue and International of Edward Jones since September 2009. Mr. Wenzel served as Vice President Global Finance of Covidien Imaging Solutions from July 2008 to September 2009, Chief Operating Officer of EFR Group from October 2005 to 2008, and Chairman of Manna-Pro Corporation from 2004 to 2006.

Effective upon the separation of the Post cereals business, Messrs. Banks, Skarie and Stiritz plan to retire from the board of directors and become directors of Post Holdings, Inc. Mr. Goodall plans to retire from our board of directors and will not be standing for election at the 2012 annual meeting. Following the separation of the Post cereals business and Mr. Goodall’s retirement, the size of the board will be reduced to nine. In November 2011, the board of directors elected the individuals named below to the board of directors, effective upon the separation of the Post cereals business. The board of directors intends for the terms of the following individuals to commence February 1, 2012, regardless of the status of the separation of the Post cereals business:

Name	Age	Term to End	Occupation and Other Information
Barry H. Beracha	69	2012	Mr. Beracha is a private equity investor and also serves on the board of directors of Hertz Global Holdings, Inc. He most recently served as Executive Vice President of Sara Lee Corp. (“Sara Lee”) and Chief Executive Officer of the Sara Lee Bakery Group, which was created when Sara Lee acquired The Earthgrains Company in 2001. He retired from Sara Lee in June 2003. He also served as Chairman and Chief Executive Officer of The Earthgrains Company, which was spun off from Anheuser-Busch Companies, Inc. in 1996. Mr. Beracha served on the Board of Directors of Pepsi Bottling Group from 1999 to 2010, where he served as the non-executive Chairman of the Board from March 2007 to October 2008 and he was a member of the Compensation and Management Committee and of the Audit and Affiliated Transactions Committee, which he chaired prior to becoming the non-executive Chairman of the Board.
Patrick J. Moore	57	2012	Mr. Moore has served as President and Chief Executive Officer of PJM Advisors, LLC, an investment and advisory firm, since June 2011. Mr. Moore served as Chief Executive Officer of Smurfit-Stone Container Corporation from June 2010 until May 2011 and as Chairman and Chief Executive Officer from 2002 until June 2010. Smurfit-Stone Container Corporation filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in January 2009. Mr. Moore has served on the board of directors of Archer-Daniels-Midland Company since 2003. In November 2011 Mr. Moore was elected as a director of ITT Exelis Corp., a company recently formed from a spinoff from ITT Corp which now operates as an independent, publicly traded company.

When considering whether our current directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively, the Corporate Governance and Compensation Committee and board of directors focus on the diversity of skills, business and professional experience reflected in the tables above. In particular:

•	with regard to Mr. Akande, the board of directors considered his leadership skills and financial planning and business expertise as the dean of a business school;

•

with regard to Messrs. Armstrong and Banks, the board of directors considered their expertise and background in the global services and manufacturing industries, including as chief executive officer, chief operating officer and chairman of public and private companies;

•	with regard to Mr. Baum, the board of directors considered his strong financial and investment banking background as well as his specific expertise in the pasta industry;

•

with regard to Mr. Beracha, the board of directors considered his extensive managerial, leadership and financial expertise, including as chairman and chief executive officer of leading consumer goods companies;

•	with regard to Mr. Goodall, the board of directors considered his background in the food industry, including as chief operating officer and chairman of a public food company;

•	with respect to Messrs. Hunt and Skarie, the board of directors considered their extensive experience with the company and its predecessors as well as their managerial and financial expertise;

•

with regard to Mr. Kemper, the board of directors considered his extensive expertise in the banking and financial services industries, as well as global experience in finance and investments, financial planning and risk management;

•	with regard to Mr. Moore, the board of directors considered his extensive managerial and financial expertise, including as chairman and chief executive officer of a large packaging company;

•	with regard to Mr. Mulcahy, the board of directors considered his extensive managerial expertise, including as chairman or chief executive officer at a number of public and private companies;

•

with regard to Mr. Stiritz, the board of directors considered his extensive managerial expertise, including as chairman at a number of public and private companies, experience in financial operations, as well as his diverse industry experience and his expertise with large multinational corporations; and

•	with regard to Mr. Wenzel, the board of directors considered his strong financial and accounting background.

Board Meetings and Committees

The board of directors has the following four committees: Audit, Corporate Governance and Compensation, Executive and Strategy and Financial Oversight. The table below contains information concerning the membership of each of the committees and the number of times the board of directors and each committee met during fiscal 2011. During fiscal 2011, each director attended at least 75% of the total number of meetings of the board of directors and of the committees on which he serves. Our corporate governance guidelines do not require the directors to attend the annual meeting. Ten of the directors attended the 2011 annual meeting of shareholders.

Director	Board	Audit	Corporate Governance and Compensation	Executive	Strategy and Financial Oversight
B.O. Akande	•	•	•
B.G. Armstrong	•	•	Δ	•
D.R. Banks	•	•	•
J.E. Baum	•	•	•
J.W. Goodall	•	•	•
K.J. Hunt	•			•	•
D.W. Kemper	•	•	•
J.P. Mulcahy	•	•	•		•
D.P. Skarie	•			•	•
W.P. Stiritz	Δ		•	Δ	Δ
D.R. Wenzel	•	Δ	•
Meetings held in fiscal 2011	17	9	4	4	12

Δ	Chair • Member

Audit Committee

The Audit Committee’s primary responsibilities are to monitor and oversee (a) the quality and integrity of our financial statements and financial reporting, (b) the independence and qualifications of our independent auditors, (c) the performance of our independent audit, (d) our systems of internal accounting, financial controls and disclosure controls, and (e) compliance with legal and regulatory requirements, codes of conduct and ethics programs.

The board of directors has determined, in its judgment, that the Audit Committee is comprised solely of independent directors as defined in the NYSE listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. The committee operates under a written charter, adopted by the board of directors, which is available under the Corporate Governance section of our website at www.ralcorp.com. The board of directors has also determined, in its judgment, that Messrs. Wenzel, Banks and Kemper qualify as “audit committee financial experts” and that each member of the Audit Committee is “financially literate.” Our corporate governance guidelines do not currently restrict the number of audit committees of public companies on which members of our Audit Committee may serve. The board of directors has determined that none of the members of the Audit Committee currently serves on the audit committees of more than three public companies. The report of the Audit Committee can be found on page 12 of this proxy statement.

Corporate Governance and Compensation Committee

The Corporate Governance and Compensation Committee (a) determines the compensation level of the corporate officers, (b) reviews management’s Compensation Discussion and Analysis relating to our executive compensation programs and approves the inclusion of the same in our proxy statement and/or annual report, (c) issues a report confirming the committee’s review and approval of the Compensation Discussion and Analysis for inclusion in our proxy statement and/or annual report, (d) administers and makes recommendations with respect to incentive compensation plans and stock-based plans and (e) reviews and oversees risks arising from or in connection with our compensation policies and programs for all employees. The Corporate Governance and Compensation Committee also reviews and revises, as necessary, our corporate governance guidelines.

The board of directors has determined, in its judgment, that the Corporate Governance and Compensation Committee is comprised solely of independent directors as defined in the NYSE listing standards. The committee operates under a written charter, adopted by the board of directors, which is available under the Corporate Governance section of our website at www.ralcorp.com. The report of the Corporate Governance and Compensation Committee can be found on page 27 of this proxy statement.

Executive Committee

The Executive Committee may exercise all board authority in the intervals between board meetings, to the extent such authority is in compliance with our corporate governance guidelines and does not infringe upon the duties and responsibilities of other board committees.

Strategy and Financial Oversight Committee

The Strategy and Financial Oversight Committee periodically reviews financial and strategic matters with management during periods between board meetings.

Nomination Process for Election of Directors

The Corporate Governance and Compensation Committee has responsibility for assessing the need for new directors to address specific requirements or to fill a vacancy. The committee may, from time to time, initiate a search for a new candidate seeking input from our chairman and from other directors. The committee may retain an executive search firm to identify potential candidates. All candidates must meet the requirements specified in our corporate governance guidelines. Candidates who meet those requirements and otherwise qualify for membership on our board of directors are identified, and the committee initiates contact with preferred candidates. The committee regularly reports to the board of directors on the progress of the committee’s efforts. The committee meets to consider and approve final candidates who are then presented to the board of directors for consideration and approval. Our chairman or the chairman of the Corporate Governance and Compensation Committee may extend an invitation to join the board of directors.

The search process for Messrs. Beracha and Moore began in August 2011. At that time, Mr. Mulcahy, our vice chairman, and Mr. Hunt, our chief executive officer and president, met to discuss potential candidates to serve on the board of directors following the separation of the Post cereals business. Criteria used to narrow down possible candidates included a background in business, accounting, finance, marketing or strategy and prior business experience. Potential directors also had to have limited commitments to other boards. Mr. Mulcahy separately contacted Messrs. Beracha and Moore to gauge interest in discussing the opportunity to join the board of directors. Messrs. Mulcahy and Hunt then met separately with Messrs. Beracha and Moore to discuss the opportunity to join the board of directors. Final recommendations were then made to the committee and the entire board of directors.

The committee relies primarily on recommendations from management and members of the board of directors to identify director nominee candidates. However, the committee will consider timely written suggestions from shareholders. Such suggestions and the nominee’s consent to being nominated, together with appropriate biographical information (including principal occupation for the previous five years, business and residential addresses, and educational background) and other relevant information as outlined in our bylaws, should be submitted in writing to our corporate secretary. Shareholders wishing to suggest a candidate for director nomination for the 2013 annual meeting should mail their suggestions to Ralcorp Holdings, Inc., P.O. Box 618, St. Louis, Missouri 63188-0618, Attn: Corporate Secretary. Suggestions must be received by the corporate secretary no later than September 18, 2012.

Role of the Board in Risk Oversight

The board of directors is responsible for the oversight of risk, while management is responsible for the day-to-day management of risk. The board of directors, directly and through its committees, carries out its oversight role by regularly reviewing and discussing with management the risks inherent in the operation of our business and applicable risk mitigation efforts. Management meets regularly to discuss our business strategies, challenges, risks and opportunities and reviews those items with the board of directors at regularly scheduled meetings.

We do not believe that our compensation policies and practices encourage excessive and unnecessary risk-taking. The design of our compensation policies and practices encourages employees to remain focused on both short- and long-term financial and operational goals. For example, cash bonus plans measure performance on an annual basis but are based on a wide variety of factors and are subject to the Corporate Governance and Compensation Committee’s judgment and discretion. In addition, equity awards typically vest over a number of years, which we believe encourages employees to focus on sustained stock price appreciation over an extended period of time instead of on short-term financial results.

Communication with the Board

Shareholders and other parties interested in communicating directly with an individual director or with the non-management directors as a group, may do so by writing to the individual director or group, c/o Ralcorp Holdings, Inc., P.O. Box 618, St. Louis, Missouri 63188-0618, Attn: Corporate Secretary. The board has directed our corporate secretary to forward shareholder communications to our chairman and any other director to whom the communications are directed. In order to facilitate an efficient and reliable means for directors to receive all legitimate communications directed to them regarding our governance or operations, our corporate secretary will use his discretion to refrain from forwarding the following: sales literature; defamatory material regarding us and/or our directors; incoherent or inflammatory correspondence, particularly when such correspondence is repetitive and was addressed previously in some manner; and other correspondence unrelated to the board of director’s corporate governance and oversight responsibilities.

RE-ELECTION OF DIRECTORS

(Proxy Item No. 1)

The terms of three current directors (Messrs. Banks, Baum and Skarie) will expire at the annual meeting. Our board of directors has nominated Messrs. Baum and Skarie for election for a three-year term that will expire in 2015, and Mr. Banks for election for a two-year term that will expire in 2014. The board of directors is not aware that any nominee will be unwilling or unable to serve as a director unless the separation of the Post cereals business occurs before the annual meeting, in which case Messrs. Banks and Skarie will retire from the board and will join the board of directors of Post Holdings, Inc. All nominees have consented to be named in the proxy statement and to serve if elected. If, however, a nominee is unavailable for election, your proxy authorizes us to vote for a replacement nominee if the board of directors names one. As an alternative, the board of directors may reduce the number of directors to be elected at the meeting. Proxies may not be voted for a greater number of persons than the nominees presented.

The board of directors recommends a vote “FOR” these nominees.

ELECTION OF NEW DIRECTORS

(Proxy Item No. 2)

Our board of directors has nominated two new directors (Messrs. Beracha and Moore) for election for a three-year term that will expire in 2015. The board of directors is not aware that either nominee will be unwilling or unable to serve as a director. Both nominees have consented to be named in the proxy statement and to serve if elected. If, however, either nominee is unavailable for election, your proxy authorizes us to vote for a replacement nominee if the board of directors names one. As an alternative, the board of directors may reduce the number of directors to be elected at the meeting. Proxies may not be voted for a greater number of persons than the nominees presented.

The board of directors recommends a vote “FOR” these nominees.

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(Proxy Item No. 3)

The Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2012, and the board of directors has directed that management submit the appointment of our independent registered public accounting firm for ratification by the shareholders at the annual meeting. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1994. A representative of that firm will be present at the annual meeting, will have an opportunity to make a statement, if they desire, and will be available to respond to appropriate questions.

We are not required to obtain shareholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, we are submitting the appointment of PricewaterhouseCoopers LLP to shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time if they determine that such a change would be in our best interests and the best interests of our shareholders.

The following table sets forth the fees paid for audit services during the fiscal years ended September 30, 2011 and 2010 and for other services during those fiscal years.

	Year Ended September 30,
	2011	2010
Audit fees (1)	$1,984,083	$2,137,200
Audit-related fees (2)	725,000	38,929
All other fees (3)	1,500	1,500

(1)	Audit fees include comfort letters, review of our SEC registration documents and out-of-pocket expenses.

(2)	Audit-related fees relate primarily to the audit of the Post cereals business in connection with the proposed separation.

(3)	All other fees represent amounts paid for the use of a proprietary accounting research database.

With regard to the fees listed above, the Audit Committee has considered whether the provision by PricewaterhouseCoopers LLP of services other than audit services is compatible with its ability to maintain its independence. Regardless of the size or nature of the other services, if any, to be provided, it is the Audit Committee’s policy and practice to approve any services not under the heading “Audit Fees” before any such other services are undertaken. Our audit was staffed primarily by full-time, permanent employees of PricewaterhouseCoopers LLP.

The board of directors recommends a vote “FOR” ratification of the appointment of our independent registered public accounting firm.

AUDIT COMMITTEE REPORT

The Audit Committee oversees our financial reporting process on behalf of the board of directors. Management is responsible for our internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. PricewaterhouseCoopers LLP, our independent accountant, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”) and issuing a report thereon. Our internal auditors assist the Audit Committee with its responsibility to monitor and oversee the financial reporting process and internal controls. The committee discussed with our internal auditors and independent accountants the overall scopes and plans for their respective audits. The committee met, at least quarterly, with the internal auditors and independent accountants, with and without management present, and discussed the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

With respect to our audited financial statements for the fiscal year ended September 30, 2011, management has represented to the committee that the financial statements were prepared in accordance with generally accepted accounting principles and the committee has reviewed and discussed those financial statements with management. The Audit Committee has also discussed with PricewaterhouseCoopers LLP, the matters required to be discussed by PCAOB AU Section 380 (Communication with Audit Committees) as modified or supplemented.

The Audit Committee has received the written disclosures from PricewaterhouseCoopers LLP required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence), as modified or supplemented, and has discussed the independence of PricewaterhouseCoopers LLP with members of that firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements for the fiscal year ended September 30, 2011 be included in our Annual Report on Form 10-K filed with the SEC for that year.

While the Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that our financial statements are complete and accurate or are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent accounting firm.

D.R. Wenzel, Chairman	J.E. Baum
B.O. Akande	J.W. Goodall
B.G. Armstrong	D.W. Kemper
D.R. Banks	J.P. Mulcahy

COMPENSATION OF OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

Overview and Compensation Philosophy

We believe that our success in creating long-term value for our shareholders depends on our ability to attract, retain and motivate our corporate officers. We encourage sustained long-term profitability and increased shareholder value by linking corporate officer compensation to our achievement of financial and operating performance. We use equity-based awards and other mechanisms to align the long-term interests of our corporate officers with those of our shareholders. We have designed elements of our executive compensation program to increase the likelihood that we will retain key employees.

We have determined the type and amount of compensation for each corporate officer after considering a variety of factors, including the officer’s position and level of responsibility within our company, comparative market data and other external market-based factors. Our Corporate Governance and Compensation Committee uses this information when establishing compensation in order to achieve a comprehensive package that emphasizes pay-for-performance and is competitive in the marketplace.

The committee believes that an effective executive compensation program should encompass the following fundamental objectives:

•	compensation should be competitive;

•	compensation should vary with performance;

•	compensation should align the long-term interests of our corporate officers with those of our shareholders; and

•	compensation should provide a retention incentive.

Our Compensation Process

The committee uses current compensation levels, performance, future leadership potential and succession planning, among other factors, in determining appropriate compensation levels for our corporate officers.

Annually, the committee reviews the design of our executive compensation program. In doing so, the committee assesses whether compensation programs used in prior years have successfully achieved its compensation objectives. The committee also considers the extent to which our compensation program is designed to achieve our long-term financial and operating goals.

Role of Management

Our human resources group reviews published compensation surveys and publicly disclosed compensation information reported by entities within our peer group described below. The human resources group then uses the information to develop compensation targets and ranges (salaries, bonus awards and equity awards) for positions similar to those held by our corporate officers that meet our compensation philosophy. The group recommends annual adjustments to salaries for each corporate officer, ensuring that salaries are designed to take into account competitive practices at peer companies. Our chief executive officer provides to the committee’s chairman and Towers Watson, the committee’s compensation consultant, recommendations of salary adjustments, annual bonus payments, incentive awards and equity awards for the corporate officers, including our chief executive officer. The recommendations are designed to reflect the committee’s compensation philosophy. Recommendations regarding salary adjustment are based on industry and peer company surveys. Any further adjustments are made by the committee based on our financial or operating performance or business unit performance. Prior to making compensation recommendations to the entire committee, our chief executive officer reviews the proposed compensation recommendations with the committee’s chairman. The chief executive officer also reviews with the committee the performance of each corporate officer. The committee reviews the performance of our chief executive officer in his absence. The committee reviews the compensation recommendations as well as feedback from Towers Watson and has the full authority to exercise its discretion in modifying any recommended adjustments or awards to the corporate officers.

Role of Compensation Consultant

The committee has retained Towers Watson to provide it with advice on executive compensation matters since 2004. Annually, Towers Watson reviews the recommendations made by our chief executive officer with respect to cash compensation and long-term incentive compensation and advises the committee on competitive compensation practices and other executive compensation developments. The approximate cost of Towers Watson’s services in fiscal 2011 related to officer compensation was $10,800. An additional $18,000 was paid to Towers Watson for services unrelated to executive compensation.

Peer Group

For fiscal 2011, our peer group was composed of 17 U.S.-based public companies in the food and consumer packaged goods industries with a median revenue of approximately $4.1 billion and was the same one we used in fiscal 2010. These companies include the following: Brown-Forman Corp.; Campbell Soup Co.; Church & Dwight Co. Inc.; The Clorox Co.; Constellation Brands, Inc.; Corn Products Intl Inc.; Del Monte Foods Co.; Energizer Holdings, Inc.; Flowers Foods, Inc.; The Hershey Co.; Hormel Foods Corp; The J.M. Smucker Company; McCormick & Co.; Newell Rubbermaid Inc.; Seaboard Corp.; Spectrum Brands, Inc.; and TreeHouse Foods Inc. The committee regularly reviews the composition of the peer group to determine its appropriateness.

The peer group review conducted for fiscal 2011 confirmed that the base salaries of the corporate officers were below the median of the base salaries paid to executives within the peer group who perform similar functions. However, the variable elements of compensation (cash bonuses, restricted awards and stock appreciation rights) allow the corporate officers to earn compensation that, when combined with their base salaries, could generate total compensation at or higher than (depending on improvements in our share price) the median levels and would reflect our long-term improved performance.

Elements of Our Compensation Program

Our compensation program is comprised of the following components:

•	base salary;

•	annual cash bonus;

•	long-term compensation;

•	participation in certain retirement plans and deferred compensation; and

•	certain limited perquisites.

We aim to provide overall cash compensation packages that have a greater variable element than competitive norms, i.e., base salaries below industry medians, augmented by performance-based annual cash bonuses and long-term equity and cash awards that, in the aggregate, provide recipients the opportunity to achieve total compensation packages that exceed industry medians. The total compensation package is designed to reward all corporate officers for improved shareholder value, compensate corporate officers for services performed during the fiscal year and provide an incentive to remain employed with us.

Base Salary

We provide each corporate officer with an annual base salary. In addition to relying on compensation analyses, when setting base salary the committee reviews the performance of each corporate officer during the fiscal year. The factors considered by the committee include the following: profitability of the corporate officer’s business unit, individual performance, quality of business plans and ability to address competitive or operating challenges. For the co-chief executive officers and corporate officers who are in corporate functions, overall company financial performance was also considered. The committee usually attempts to set base salary levels at or below the median level for executives holding positions of similar responsibility and complexity at peer companies as reflected in public filings and published surveys. For fiscal 2011, increases in base compensation for corporate officers were similar to those for comparable positions at peer companies and reflect business unit performance as well as individual performance. Fiscal 2011 salary increases positioned the corporate officers, on average, at 93% of the market median. Mr. Hunt’s salary for fiscal 2012 was increased by 31% to reflect his promotion from co-chief executive officer to chief executive officer effective January 1, 2012. See the Summary Compensation Table for the fiscal 2011 base salaries of the corporate officers named in this proxy statement.

Annual Cash Bonuses

The committee has historically provided corporate officers the opportunity to earn additional cash compensation through an annual cash bonus. The committee uses its judgment and discretion in determining whether to pay or award a cash bonus to a corporate officer. The amount of each bonus is not computed through specific mathematical formulas. Rather, the committee evaluates a variety of factors including the following: the financial performance of the corporate officer’s business unit relative to the business plan (including such measures as sales volume, revenues, costs, cash flow and operating profit); our overall financial performance (including the measures of business unit operating profit with respect to division presidents and earnings per share for corporate officers who are in corporate roles); the corporate officer’s individual performance (including the quality of strategic plans, organizational and management development, participation in evaluations of potential acquisitions and similar manifestations of individual performance); the corporate officer’s total compensation package; and the business environment for the corporate officer’s business unit. In determining bonus amounts, the committee considers the recommendations made by our chief executive officer, which are based on bonus targets set prior to the beginning of the fiscal year. The bonus targets are set at levels the committee deems appropriate in light of our compensation philosophy. For each of the co-chief executive officers, the fiscal 2011 bonus target was 100% of his base salary. For each of the other corporate officers, the fiscal 2011 bonus target was 60% of his base salary.

After reviewing the factors identified above and feedback from Towers Watson, the committee decided on individual bonuses based solely on its judgment and discretion. With respect to the co-chief executive officers and any corporate officers who are in corporate functions, the determination of bonus amounts was made by giving equal weight to our performance factors set forth above (with earnings per share given more weight) and the committee’s assessment of each corporate officer’s individual performance (with identifying, negotiating and overseeing integration of acquisitions given the most weight). For corporate officers who oversee an operating group, the committee gave substantially more weight to business unit performance than individual and corporate performance.

There was a fairly wide variance this year in business unit performance. Our pasta and frozen bakery products divisions exceeded budgets and therefore Mr. George and Mr. Huber were granted commensurate bonuses. Our other divisions came in under budget and this is reflected in Mr. Wilkinson’s slightly lower bonus amount. Mr. Huber’s total cash compensation reflects the increased operating profit of our frozen bakery products division by 9% over last year’s operating profit. In addition, Mr. Huber’s responsibility has increased significantly with the acquisition of Sara Lee’s North American refrigerated dough business in October 2011. The total cash compensation of the other corporate officers was based on our earnings per share as well as their continued positive contributions to our overall strategy. See the Summary Compensation Table for the fiscal 2011 cash bonus awarded to each corporate officer named in this proxy statement.

Long-Term Compensation

Our long-term compensation program is comprised of long-term equity compensation and long-term cash compensation. From time to time, our long-term equity compensation has consisted of stock options, restricted stock awards, stock appreciation rights and restricted unit awards.

•

Stock options entitle the recipient to purchase a specified number of shares of our common stock after a specified period of time at an option price, which is equal to the fair market value of the common stock at the time of grant. We ceased granting stock options to corporate officers in 2004.

•

Restricted stock awards were granted in 2004 and 2007 and provide the recipient with a long-term incentive. These restricted stock awards provide for a one-third vesting in years seven, eight and nine from the date of grant. Since vesting of these restricted awards are over a period of seven to nine years from the grant date, outstanding awards generally are not considered when comparing total compensation to peer or published survey data. We also granted restricted stock awards or restricted stock unit awards in 2009. These grants generally vest in December 2013, subject to certain performance targets described below.

•

Stock appreciation rights allow recipients to receive a number of shares of our common stock equal in value to the difference between the exercise price and the fair market value at the date of exercise, less all applicable taxes.

•

Restricted unit awards allow the recipient to receive the cash value of shares of our common stock upon vesting. Historically, restricted unit awards provide for cliff vesting. We use restricted unit awards from time to time for retentive purposes.

We did not grant long-term equity compensation in fiscal 2011. During fiscal 2011, we changed the timing of long-term equity compensation awards. In the future, we expect long-term equity compensation awards to be considered at our November board of directors meetings.

The previous stock option grants and current practice of granting stock appreciation rights ensure a corporate officer’s compensation is linked directly to shareholder value since the officer receives no benefit from the option or appreciation right unless shareholders have benefited from an appreciation in the value of our common stock. In addition, since stock options and stock appreciation rights vest serially over a period of time after the date of grant (usually three to five years), they enhance our ability to retain the corporate officer while encouraging the corporate officer to take a longer-term view when making decisions. All stock-based compensation will vest upon a change in control, normal retirement at age 62 or age 64 (depending on the recipient’s age at the time of grant), death, disability, or an involuntary termination as defined in the relevant award agreement.

In October 2009 (fiscal 2010), we granted restricted stock or restricted stock units to our corporate officers primarily to incent positive future financial performance and for retention purposes. The awards are subject to a performance target and continued employment. The performance target required the Company to achieve a 10% compound annual growth rate in earnings per share, as determined by the committee, over fiscal years 2010 and 2011. In addition, each co-chief executive officer must remain employed by us through retirement. As a condition to these awards, each co-chief executive officer entered into a non-compete, non-solicit and no-hire agreement which remains effective for a two year period following his employment with us. Each of the other corporate officers must remain employed by us through December 31, 2013, and, as a condition to these awards, the corporate officers entered into a no-hire and non-solicit agreement which remains effective for one year following the officer’s voluntarily termination of employment or his termination for cause. In November 2011, following a thorough review of our financial performance for the fiscal year ended September 30, 2011, the board of directors, upon the recommendation of the committee, determined that the performance target had been satisfied. In addition, in light of the announcement by Mr. Granneman of his intention to retire effective December 31, 2011, the board of directors, upon the recommendation of the committee, decided, in its discretion, to exchange Mr. Granneman’s restricted stock unit award, which would have required him to remain employed with us through December 31, 2013, with a similar cash-based performance award that became payable to Mr. Granneman upon his retirement. See the Summary Compensation Table for further details on Mr. Granneman’s award.

Retirement Plans and Deferred Compensation

Our retirement plan may provide pension benefits in the future to certain corporate officers. Our corporate officers (and other eligible employees) become vested after five years of service. In December 2003, we froze the level of vested pension benefits for administrative employees, including corporate officers. Therefore, accruals under the plan have ceased but employees hired before 2003 will receive benefits upon retiring to the extent accrued prior to December 2003. The retirement age for purposes of the plan is 65.

To the extent a corporate officer’s frozen annual retirement income benefit under the plan exceeds limits imposed by the Internal Revenue Code, the amount in excess will be payable under our non-qualified, unfunded, non-contributory supplemental retirement plan. This plan ensures the corporate officers receive the same relative value compared to other employees who are not subject to the tax limits. See Pension Benefits below for amounts payable upon retirement to the corporate officers named in this proxy statement.

We maintain a non-qualified deferred compensation plan which permits the deferral of all or part of an eligible employee’s bonus and up to 50% of his or her annual salary. Income taxes on the amounts deferred and any investment gains are deferred until distributed. Participation in the plan is not limited to corporate officers.

We will match up to 100% of the first 6% of pay that is contributed to the savings investment plan and the deferred compensation plan. Generally, contributing to the deferred compensation plan begins when tax code limits are met under the savings investment plan. A number of investment funds are available as “benchmark” investment options. Amounts contributed continue to grow on a tax-deferred basis until distributed. We do not guarantee the rate of return of any fund. As with any deferred compensation plan, there are restrictions on deferral and distribution elections as well as potential financial exposure to changes in our financial health. These plans allow corporate officers to accumulate funds for retirement. See Non-Qualified Deferred Compensation below for further information.

Perquisites

We provide corporate officers with limited perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation philosophy. These benefits help retain and attract superior employees for key positions. The committee reviews the levels of perquisites and other benefits periodically.

In the event of death of a retired corporate officer, eligible beneficiaries will be provided a death benefit in an amount equal to 50% of the earnings recognized under our benefit plans for the officer during the last full year of employment. This benefit is not presently insured or funded. The long-term disability plan is available to certain regular employees and imposes a limit of $10,000 per month (60% of a maximum annual salary of $200,000) on the amount paid to a disabled employee. In addition, the executive long-term disability plan provides additional benefits to the corporate officers in the event they become disabled. The executive long-term disability plan will provide a supplemental benefit equal to 60% of the difference between the corporate officer’s previous year’s earnings recognized under our benefit plans and $200,000, with appropriate taxes withheld. The supplemental benefit is grossed up for income taxes.

Our executive health plan provides eligible employees and their eligible dependents with supplemental health insurance coverage. The executive health plan provides reimbursement for up to $10,000 per illness annually, for covered out-of-pocket expenses not reimbursed by our sponsored health plan. The committee believes this encourages the corporate officers to proactively address health issues. We also pay for our corporate officers to receive an annual physical exam.

Our corporate officers are entitled to receive reimbursement for eligible financial planning, tax and estate planning. The first year’s allowance is $7,500 ($10,000 for chief executive officers) with subsequent annual allowances of $5,000 ($6,000 for chief executive officers). The benefit is provided to corporate officers given our belief that good financial planning and tax preparation by a professional reduces the time and attention the corporate officer would otherwise spend on their personal financial affairs and affords them more time to focus on their job responsibilities.

Occasionally, the corporate officers use condominiums in Colorado owned by us for personal use. All income taxes for such use are paid for by the corporate officer. In addition, we have fractional ownership in several corporate aircraft in which spouses and immediate family members may travel with the corporate officers for business related trips. Travel by family members is subject to tax gross-ups and discussed in the Summary Compensation Table where applicable. Our corporate officers do not use the corporate aircrafts for personal use.

Management Continuity Agreements

We have entered into management continuity agreements with all corporate officers. The agreement promotes stability and continuity of senior management in the event of an actual or anticipated change of control. The board of directors authorized these agreements in recognition of the importance to us and our shareholders of avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. A properly designed change in control agreement protects shareholder interest by providing (i) incentives to remain with the company despite uncertainties while a transaction is under consideration or pending, (ii) assurance of severance benefits for terminated employees and (iii) access to equity components of total compensation after a change in control.

Under the agreements, the corporate officers may receive severance compensation and stock options, stock appreciation rights, restricted stock and restricted stock units all become 100% vested upon a change in control based on the committee’s view that the company that made the original equity grant may no longer exist after a change in control and corporate officers should not be required to have the fate of their outstanding equity tied to a new company’s performance. This allows the corporate officer to emerge from a change of control situation as close to whole as possible without creating a windfall.

Information regarding payments under the agreements for the corporate officers named in this proxy statement is provided in the Potential Payments upon Termination Table below.

Stock Ownership Guidelines

We have established stock ownership guidelines which are applicable to all non-employee directors and all corporate officers. The board of directors believes that it is in our best interests and the best interests of our shareholders to align the financial interests of our executives and non-employee directors with those of our shareholders. Each of the co-chief executive officers and directors is expected to own shares of common stock valued at five times his base salary or annual retainer, and each of the other corporate officers is expected to own stock valued at two times his base salary. The guidelines became effective on October 1, 2010, and participants are expected to comply with the ownership requirements within five years of adoption. The committee is responsible for monitoring the application of the stock ownership guidelines and may modify the guidelines in its discretion, including as a result of dramatic or unexpected changes in the market value of our common stock. The committee has the discretion to enforce these stock ownership guidelines on a case-by-case basis. See stock ownership tables on page 29 for stock currently held by directors and executive officers.

Deductibility of Certain Executive Compensation

Section 162(m) of Internal Revenue Code of 1986, as amended, sets a limit on deductible compensation of $1,000,000 per person, per year for the chief executive officer and the next three highest-paid executives (excluding the chief financial officer). However, the deductible does not apply if the compensation is strictly performance based. While it is the general intention of the committee to meet the requirements for deductibility, the committee may, in the exercise of its judgment, approve compensation that may not be fully deductible. The committee believes this flexibility will enable it to respond to changing business conditions or to an executive’s exceptional individual performance. The committee will continue to review and monitor its policy with respect to the deductibility of compensation.

Summary Compensation Table

The following table shows information about the compensation of our co-chief executive officers, our chief financial officer and the three most highly compensated officers who were serving as executive officers at September 30, 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($) (3)	Stock Awards ($) (4)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($)		Changes in Pension Value and Non- Qualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total ($)
K.J. Hunt,	2011	650,000	647,000	—	—	—		138,508	67,693	1,503,201
Co-CEO & President	2010	610,000	632,500	2,813,500	2,240,250	—		110,827	91,279	6,498,356
	2009	575,000	632,500	—	—	—		172,223	106,687	1,486,410

D.P. Skarie,	2011	650,000	647,000	—	—	—		40,635	59,288	1,396,923
Co-CEO & President	2010	610,000	632,500	2,813,500	2,240,250	—		23,061	95,896	6,415,207
	2009	575,000	632,500	—	—	—		86,523	100,008	1,394,031

T.G. Granneman,	2011	335,000	200,000	—	—	948,500	(5)	30,889	32,572	1,546,961
VP & Chief Accounting Officer	2010	313,000	180,000	703,375	746,750	—		25,953	38,112	2,007,190
	2009	295,000	177,000	—	—	—		40,053	44,259	556,312

W.N. George,	2011	355,000	260,000	—	—	—		—	26,492	641,492
VP & President of American Italian Pasta Company (1)

C.G. Huber, Jr.,	2011	355,000	235,000	—	—	—		37,815	40,282	668,097
VP & President of Ralcorp Frozen Bakery Products (2)	2010	310,000	185,000	703,375	746,750	—		27,354	35,502	2,007,981

R.W. Wilkinson,	2011	375,000	188,000	—	—	—		51,774	24,082	638,856
VP & President of Ralcorp Cereal Products	2010	335,000	200,000	844,050	746,750	—		42,710	40,006	2,208,516
	2009	315,000	250,000	—	—	—		66,123	23,942	655,065

(1)	Mr. George was appointed President of the American Italian Pasta Company division in July 2010.

(2)	Mr. Huber has served as President of the Frozen Bakery Products division since October 2009. He previously served as General Counsel and Secretary from October 2003 to October 2009.

(3)	For fiscal 2011, includes annual cash bonuses paid in fiscal 2012 with respect to services performed in fiscal 2011.

(4)

We granted stock appreciation rights and restricted stock or restricted stock units in October 2009 for fiscal 2009 and stock appreciation rights in September 2010 for fiscal 2010. See Note 19 to the financial statements in our Annual Report on Form 10-K for the year ended September 30, 2011 for assumptions made in valuing the stock appreciation rights and restricted stock or restricted stock units.

(5)

Mr. Granneman forfeited a restricted stock unit award agreement granted on October 9, 2009 which, in addition to certain performance criteria, would require Mr. Granneman to remain employed with Ralcorp until December 31, 2013 in order to become fully vested. In exchange, on September 21, 2011, Ralcorp granted Mr. Granneman a cash-settled restricted unit award agreement which contains the same performance criteria as the restricted stock unit award agreement previously granted and becomes payable, if earned, on the date which is six months following Mr. Granneman’s retirement.

(6)

Amounts reflect the present value of the benefits under our retirement plan and the supplemental executive retirement plan. Note that the pension plans are frozen but each year the present value of the accrued pension increases actuarially because it is calculated (discounted) based on a shorter period of time between the end of each fiscal year and the assumed commencement of pension benefit payments.

(7)	Amounts shown in the “All Other Compensation” column include the following:

Name	Year	Matching Contributions ($)	Financial Planning ($)	Health Premiums and Medical Exam ($)	Spousal Travel ($)	Other ($)	Total ($)
K.J. Hunt	2011	39,000	2,800	2,059	19,039	4,795	67,693
	2010	74,550	2,250	4,053	10,246	—	91,279
	2009	72,450	2,320	4,919	26,997	—	106,687
D.P. Skarie	2011	39,000	5,729	3,602	4,755	6,202	59,288
	2010	74,550	7,882	7,747	5,717	—	95,896
	2009	72,450	4,632	2,887	20,039	—	100,008
T.G. Granneman	2011	20,100	1,647	10,825	—	—	32,572
	2010	30,807	2,193	1,906	—	3,206	38,112
	2009	26,765	—	4,446	1,294	11,754	44,259
W.N. George	2011	8,469	5,000	1,096	8,033	3,894	26,492
C.G. Huber, Jr.	2011	24,000	—	15,653	—	—	40,282
	2010	28,980	—	5,893	629	—	35,502
R.D. Wilkinson	2011	20,325	425	2,526	806	—	24,082
	2010	32,100	415	6,938	553	—	40,006
	2009	18,900	470	3,041	1,530	—	23,942

The incremental cost of use of our aircraft is calculated based on the variable costs, including fuel costs, mileage, trip-related maintenance, universal weather-monitoring costs, on-board catering, landing/ramp fees and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as allocated pilot salaries and the cost of maintenance not related to trips are excluded. Amounts in the “Other” column include personal use of the company condominium by the named executive officer.

Grants of Plan-Based Awards for the Fiscal Year Ended September 30, 2011

Mr. Granneman forfeited a restricted stock unit award agreement granted on October 9, 2009 which, in addition to certain performance criteria, would have required Mr. Granneman to remain employed with Ralcorp until December 31, 2013 in order to become fully vested. In exchange, on September 21, 2011, Ralcorp granted Mr. Granneman a cash-settled restricted unit award agreement with respect to 12,500 shares of our common stock. The new award contains the same performance criteria as the restricted stock unit award agreement previously granted and becomes payable, if earned, on the date which is six months following Mr. Granneman’s retirement.

In November 2011, following a thorough review of our financial performance for the fiscal year ended September 30, 2011, the board of directors, upon the recommendation of the committee, determined that the performance target had been satisfied. Using the closing price for our common stock on September 21, 2011, the value of this award is approximately $948,500.

Outstanding Equity Awards at September 30, 2011

The following table sets forth information on exercisable and unexercisable options and unvested stock awards held by the corporate officers named in this proxy statement on September 30, 2011.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
K.J. Hunt	51,405	(3)	—	$31.42	2/4/2014	20,000	(4)	$1,534,200
	70,000	(5)	—	42.00	9/28/2015
	75,000	(6)	—	48.99	9/27/2016	30,000	(7)	2,301,300
	50,000	(8)	25,000	56.56	9/26/2017
	25,000	(9)	50,000	66.07	9/24/2018	50,000	(10)	3,835,500
	—	(11)	37,500	56.27	10/8/2019
	—	(12)	75,000	57.45	9/22/2020

D.P. Skarie	30,843	(2)	—	23.37	1/29/2013
	51,405	(3)	—	31.42	2/4/2014	11,510	(4)	882,932
	70,000	(5)	—	42.00	9/28/2015
	75,000	(6)	—	48.99	9/27/2016	20,365	(7)	1,562,199
	50,000	(8)	25,000	56.56	9/26/2017
	25,000	(9)	50,000	66.07	9/24/2018	50,000	(10)	3,835,500
	—	(11)	37,500	56.27	10/8/2019
	—	(12)	75,000	57.45	9/22/2020

T.G. Granneman	20,562	(2)	—	23.37	1/29/2013
	20,562	(3)	—	31.42	2/4/2014	8,000	(4)	613,680
	20,000	(5)	—	42.00	9/28/2015
	22,500	(6)	—	48.99	9/27/2016	12,000	(7)	920,520
	15,000	(8)	7,500	56.56	9/26/2017
	8,333	(9)	16,667	66.07	9/24/2018
	—	(10)	12,500	56.27	10/8/2019
	—	(12)	25,000	57.45	9/22/2020

W.N. George	—	(12)	25,000	57.45	9/22/2020

C.G. Huber, Jr.	6,169	(1)	—	24.41	1/30/2012
	4,626	(2)	—	23.37	1/29/2013
	20,562	(3)	—	31.42	2/4/2014	8,000	(4)	613,680
	20,000	(5)	—	42.00	9/28/2015
	22,500	(6)	—	48.99	9/27/2016	12,000	(7)	920,520
	15,000	(8)	7,500	56.56	9/26/2017
	8,333	(9)	16,667	66.07	9/24/2018	12,500	(10)	730,875
	—	(11)	12,500	56.27	10/8/2019
	—	(12)	25,000	57.45	9/22/2020

R.D. Wilkinson	23,646	(3)	—	31.42	2/4/2014	10,000	(4)	767,100
	23,000	(5)	—	42.00	9/28/2015
	25,000	(6)	—	48.99	9/27/2016	15,000	(7)	877,050
	16,666	(8)	8,334	56.56	9/26/2017
	8,333	(9)	16,667	66.07	9/24/2018	15,000	(10)	877,050
	—	(11)	12,500	56.27	10/8/2019
	—	(12)	25,000	57.45	9/22/2020

(1)	Non-qualified stock options; exercisable at a rate of 25% on January 31, 2005, 2006, 2007 and 2008.

(2)	Non-qualified stock options; exercisable at a rate of 25% on January 30, 2006, 2007, 2008 and 2009.

(3)	Non-qualified stock options; exercisable at a rate of 25% on February 5, 2007, 2008, 2009 and 2010.

(4)	Restricted stock award; restrictions lapse at a rate of 33 1/3% on September 23, 2011, 2012 and 2013.

(5)	Stock appreciation rights; exercisable at a rate of 33 1/3% on September 29, 2008, 2009 and 2010.

(6)	Stock appreciation rights; exercisable at a rate of 33 1/3% on September 28, 2009, 2010 and 2011.

(7)	Restricted stock award; restrictions lapse at a rate of 33 1/3% on March 30, 2014, 2015, and 2016.

(8)	Stock appreciation rights; exercisable at a rate of 33 1/3% on September 27, 2010, 2011 and 2012.

(9)	Stock appreciation rights; exercisable at a rate of 33 1/3% on September 25, 2011, 2012 and 2013.

(10)

Restricted stock award; restrictions lapse based on certain performance conditions as described above under the heading “Long-Term Compensation” in the section entitled “Compensation Discussion and Analysis.”

(11)	Stock appreciation rights; exercisable at a rate of 33 1/3% on October 9, 2012, 2013 and 2014.

(12)	Stock appreciation rights; exercisable at a rate of 33 1/3% on September 23, 2013, 2014 and 2015.

Option Exercises and Stock Vested for the Fiscal Year Ended September 30, 2011

The following table provides information on an aggregate basis, about stock options that were exercised and stock awards that vested during the fiscal year ended September 30, 2011 for each of the corporate officers named in this proxy statement.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
K.J. Hunt	—	—	10,000	741,100
D.P. Skarie	8,476	707,237	5,755	426,503
T.G. Granneman	20,892	1,324,311	4,000	296,440
W.N. George	—	—	—	—
C.G. Huber, Jr.	1,987	121,121	4,000	296,440
R.D. Wilkinson	—	—	5,000	370,550

Pension Benefits

Our retirement plan may provide pension benefits in the future to certain corporate officers. Corporate officers (and other eligible employees) become vested after five years of service. In December 2003, we froze the level of vested pension benefits for administrative employees, including corporate officers. Consequently, they no longer accrue defined pension benefits. Therefore, accruals under the plan have ceased but employees hired before 2003 will receive benefits upon retiring to the extent accrued prior to December 2003. The retirement age for purposes of the plan is 65. Mr. George was hired in 2010 and therefore does not participate in the plan.

Annual benefits are computed by multiplying the participant’s final average earnings (average of participant’s five highest consecutive annual earnings during ten years prior to retirement or earlier termination) by the product of 1.5% times the participant’s years of service (to a maximum of 40 years) and by subtracting from that amount up to one-half of the participant’s primary social security benefit at retirement (with the actual amount of offset determined by age and years of service at retirement). To the extent an officer’s frozen annual retirement income benefit under the plan exceeds limits imposed by the Internal Revenue Code, the amount in excess will be payable under our non-qualified, unfunded, non-contributory supplemental retirement plan. The formula used is the same formula described above. See the table below for amounts payable upon retirement to the corporate officers named in this proxy statement. Credited service includes service with Ralston Purina Company, our former parent corporation.

The following table shows the estimated annual retirement benefits that would be payable from the retirement plan to salaried employees, including the corporate officers named in this proxy statement, assuming age 65 retirement and five-year certain payment option. To the extent an employee’s compensation or benefits exceed certain limits imposed by the Internal Revenue Code of 1986, as amended, the table also includes benefits payable from an unfunded supplemental retirement plan. The table reflects benefits prior to the subtraction of social security benefits as described above.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
K.J. Hunt	Ralcorp Holdings, Inc. Retirement Plan	18	$571,706	$—
	Ralcorp Holdings, Inc. Supplemental Executive Retirement Plan	18	450,617	—
D. P. Skarie	Ralcorp Holdings, Inc. Retirement Plan	18	583,207	—
	Ralcorp Holdings, Inc. Supplemental Executive Retirement Plan	18	416,637	—
T. G. Granneman	Ralcorp Holdings, Inc. Retirement Plan	7	230,189	—
	Ralcorp Holdings, Inc. Supplemental Executive Retirement Plan	7	25,341	—
C. G. Huber, Jr.	Ralcorp Holdings, Inc. Retirement Plan	16	187,236	—
	Ralcorp Holdings, Inc. Supplemental Executive Retirement Plan	16	—	—
R. D. Wilkinson	Ralcorp Holdings, Inc. Retirement Plan	8	274,645	—
	Ralcorp Holdings, Inc. Supplemental Executive Retirement Plan	8	136,736	—

(1)

Number of years of credited service is as of December 2003 and includes the number of years the corporate officer worked at Ralston Purina Company, our former parent company. In December 2003, we froze the level of vested pension benefits for administrative employees, including corporate officers.

(2)	Present value is determined as described in the section “Critical Accounting Policies and Estimates” in our Annual Report on Form 10-K for the year ended September 30, 2011.

Non-Qualified Deferred Compensation

Our incentive stock plan provides for deferred compensation plans for non-management directors and key employees, as well as an executive savings investment plan.

Under the deferred compensation plan for key employees, eligible employees may elect to defer payment of all or a portion of their bonus until some later date. Deferrals may be made in common stock equivalents or in cash under a number of funds operated by The Vanguard Group Inc. with a variety of investment strategies and objectives. Under this plan, deferrals into common stock equivalents are distributed in shares of our common stock, while deferrals into the Vanguard funds are distributed in cash.

The executive savings investment plan allows eligible employees to defer up to 44% of their cash compensation. Once they have reached the legislated maximum annual pre-tax contribution to our savings investment plan or their compensation exceeds the legislated maximum compensation that can be recognized under that plan, they are eligible to defer an additional 2% to 6% of their cash compensation, a portion of which receives a company matching contribution that vests at a rate of 25% for each year of service with us. Deferrals may be made into common stock equivalents or in the Vanguard funds. Under this plan, deferrals into common stock equivalents are distributed in shares of our common stock, while deferrals into the Vanguard funds are distributed in cash.

Name (1)	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
K.J. Hunt	35,681	24,300	38,612	—	1,213,707
D.P. Skarie	36,244	24,300	—	—	2,365,516
W.N. George (4)	—	—	—	—	—
T.G. Granneman	14,002	5,400	18,875	—	1,737,969
C.G. Huber, Jr (5)	—	9,300	—	—	610,790
R.D. Wilkinson	8,872	5,625	—	—	1,592,660

(1)	These amounts reflect deferrals into the executive savings investment plan.

(2)	These amounts are included in the “All Other Compensation” column of the Summary Compensation Table and reflect our matching contributions to the executive savings investment plan.

(3)

The earnings on deferrals in the Executive SIP and the Deferred Compensation Plan for fiscal 2011 were negative for the following named Executive officers: Mr. Skarie – ($67,866); Mr. Huber – ($1,008); and Mr. Wilkinson – ($963).

(4)	Mr. George is not eligible to participate.

(5)

Registrant contributions for fiscal 2011 for Mr. Huber were negative because his short-term deferrals were inadvertently included in fiscal 2010 contributions and have now been readjusted to exclude those amounts in fiscal 2011.

Potential Payments Upon Termination of Employment or Change-in-Control

We have management continuity agreements with our corporate officers. As discussed in the Compensation Discussion and Analysis section of this proxy statement, these agreements are meant to promote the stability and continuity of senior management in the event of an actual or anticipated change in control.

The agreements provide severance compensation to each corporate officer in the event of the officer’s voluntary or involuntary termination after a change in control. A change in control occurs upon (i) the acquisition by any person, entity or “group” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, of beneficial ownership of (x) 50% or more of the aggregate voting power of the then outstanding shares of our common stock, other than acquisitions us or any of our subsidiaries or any of our employee benefit plans or any entity holding stock for or pursuant to the terms of any such plan, or (y) all, or substantially all, of our assets, taken as a whole; or (ii) individuals who would have qualified as continuing directors shall have ceased for any reason to constitute at least a majority of our board of directors. A change in control does not include a transaction pursuant to which a third party acquires one or more of our businesses by acquiring all of our common stock while leaving our remaining businesses in a separate public company, commonly known as a Morris Trust transaction, unless the businesses so acquired constitute all or substantially all of our businesses.

In the event of a change in control, the compensation provided would be in the form of a lump sum payment equal to the present value of continuing the officer’s salary and bonus for a specified period following the officer’s termination of employment, and the continuation of other executive benefits for the same period. The applicable payment periods are determined as follows:

•

three years in the event of an involuntary termination of employment (including a constructive termination i.e., resignation after a material demotion, or a deduction in pay) that occurs at any time during the first or second year following the change in control;

•	two years in the event of an involuntary termination that occurs within three years of a change in control;

•	two years in the event of a voluntary termination that occurs within six months of a change in control; and

•	one year (two years for a chief executive officer) in the event of any other voluntary termination of employment occurring between six months and two years following the change in control.

Each corporate officer would also be eligible to receive the following severance benefits: (i) continuation during the applicable period of the officer’s participation in each life, health, accident and disability plan in which the officer was entitled to participate immediately prior to the change in control, (ii) payment in lump sum in cash of the present value of the benefits under our retirement plan and supplemental executive retirement plan, (iii) payment of any actual costs and expenses of litigation incurred by the officer and (iv) payment of up to $20,000 of costs or expenses incurred for outplacement assistance.

Payments will be delayed for a period of six months in the event the officer is determined to be a “specified employee” for purposes of Section 409A of the Internal Revenue Code. No payments would be made if the officer’s termination is due to death, disability or normal retirement, or is “for cause,” defined as (i) the continued failure by the officer to devote reasonable time and effort to the performance of his duties (other than a failure resulting from his incapacity due to physical or mental illness); (ii) the officer’s willfully engaging in misconduct which is materially injurious to us; or (iii) the officer’s conviction of a felony or a crime involving moral turpitude.

In addition, no payments would continue beyond the officer’s normal retirement date. Contracts governing stock options, stock appreciation rights and restricted stock provide that upon a change in control, any unexercised, unvested, unearned restricted or unpaid shares become 100% vested. The management continuity agreements provide that executives shall be indemnified from any tax under Section 4999 and Section 280G of the Internal Revenue Code that is attributable to a parachute payment under the Internal Revenue Code and any tax upon the payment of such amounts. In addition, vesting of stock-based incentive compensation awards accelerate upon a change of control and all nonqualified deferred compensation earned by the executive will be subject to payment upon termination.

The agreements also contain provisions relating to non-competition, non-solicitation of our employees and protection of our confidential information which become effective once the officer becomes eligible for payments under these agreements.

The table below sets forth estimates of the amounts to which each named executive officer would be entitled, other than accrued but unpaid base salary and benefits payable under broad based employee benefit plans and programs in the event of the involuntary termination of the officer’s employment due to a change in control occurring on September 30, 2011. We have assumed the maximum applicable payment period of three years.

Name	Cash (Salary and Bonus) ($)(1)	Value of Stock Awards ($)(4)	Health Benefits (2)			Insurance (3)			Outplacement Assistance ($)	Excise Tax and Gross-Up ($)	Total ($)
			Medical ($)	Dental ($)	Vision ($)	Group Life Insurance ($)	Long- Term Disability ($)	Voluntary Personal Accident ($)
K.J. Hunt	3,891,000	10,917,750	34,563	2,244	—	12,733	1,818	792	20,000	4,429,210	19,310,109
D.P. Skarie	3,891,000	9,527,381	36,716	2,244	—	4,435	1,818	243	20,000	4,318,374	17,802,211
T.G. Granneman	1,605,000	2,915,017	58,383	2,244	—	16,112	1,818	159	20,000	1,569,901	6,188,633
W.N. George	1,845,000	481,500	26,956	1,295	180	693	9,849	126	20,000	—	2,385,598
C.G. Huber, Jr	1,770,000	3,558,537	88,485	3,161	—	7,520	1,818	792	20,000	1.448,534	6,898,848
R.D. Wilkinson	1,689,000	4,150,667	35,693	2,244	399	4,435	1,818	389	20,000	1,169,713	7,074,627

(1)	Above amount is base salary and bonus payment for fiscal year 2011.

(2)	Health benefits amounts are company estimated annual costs of providing the benefits over the applicable payment period.

(3)	Disability and insurance payments are calculated over the applicable payment period.

(4)	All unvested stock awards and unexercisable option awards and were valued at the closing price of our common stock on September 30, 2011.

(5)

Calculations to estimate the excise tax due under 280G are complex and reflect a number of assumptions including that a change-in-control occurred on September 30, 2011 at the closing share price on that date and that each corporate officer’s employment is involuntarily terminated on that date.

In the event a corporate officer retires at or after age 62 (or age 64, depending on the age of the officer on the date of the grant) or is involuntarily terminated (other than for a termination for cause) all stock awards will immediately vest. Stock options and stock appreciation rights will remain exercisable thereafter until the earlier of the following to occur: three years from the date of normal retirement or involuntary termination; or the expiration of the award under its terms. See the above table for the value of stock and option awards at termination. Upon voluntary termination, involuntary termination or retirement, each corporate officer receives his vested retirement benefits (pension payments, 401(k) balances and deferred compensation balances) described in previous sections.

Director Compensation for the Fiscal Year Ended September 30, 2011

All non-employee directors receive an annual retainer of $55,000. Our chairman receives a retainer of $70,000. The chairmen of the Audit Committee and the Corporate Governance and Compensation Committee receive additional retainers of $10,000. Non-employee directors are paid $2,000 for each regular or special board meeting, telephonic meeting and consent to action without a meeting and $1,500 for each regular or special committee meeting, telephonic meeting and consent to action without a meeting.

In addition to cash compensation, our chairman of the board receives a restricted stock grant with a fair market value of $50,000, 10,000 stock appreciation rights shares and personal use of aircraft. All other non-employee directors receive 3,000 stock appreciation rights.

We also pay the premiums on directors’ and officers’ liability and travel accident insurance policies insuring directors. We reimburse directors for their expenses incurred in connection with board meetings. On occasion, we provide directors with ski resort accommodations that we own in Colorado. Non-employee directors also receive annual stock-based compensation as described below. All awards vest at the director’s termination, retirement, disability or death.

In order to encourage ownership of company stock by non-employee directors, we require that any shares of our common stock acquired as a result of option or stock appreciation rights exercises must be held until the director’s retirement or other termination of directorship. In addition, retainers and fees paid in shares of our common stock and deferred under a deferred compensation plan are required to be held as such until the director’s retirement or other termination of directorship. At that time, the shares are then free to be sold or transferred at the director’s request. Further, we have established stock ownership guidelines which are applicable to all non-employee directors. See stock ownership guidelines under the heading Compensation Discussion and Analysis for more details.

Under our deferred compensation plan, any non-employee director may elect to defer, with certain limitations, their retainer and fees. Deferrals may be made in common stock equivalents or may be made in cash into a number of funds operated by The Vanguard Group Inc. with a variety of investment strategies and objectives. Deferrals in common stock equivalents receive a 33 1/3% company matching contribution. In order to encourage director ownership of company stock, matching contributions made after October 1, 2008 do not vest until after five years of investment or upon the director’s resignation. Deferrals are paid in cash upon leaving the board of directors in one of three ways: (1) lump sum payout; (2) five-year installments; or (3) ten-year installments.

The following table sets forth the compensation paid to non-management directors for fiscal year 2011, other than reimbursement for travel expenses.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	All Other Compensation ($)(2)		Total ($)
B.O. Akande	89,417	—	419,375	17,420		526,212
B.G. Armstrong	123,000	—	—	40,996		163,996
D.R. Banks	108,500	—	—	36,163		144,663
J.E. Baum	94,417	—	419,375	31,469		545,261
J.W. Goodall	108,500	—	—	36,163		144,663
D.W. Kemper	108,500	—	—	36,163		144,663
J.P. Mulcahy	129,500	—	—	43,162		172,662
W.P. Stiritz	143,000	—	—	104,226	(3)	247,226
D.R. Wenzel	118,500	—	—	39,496		157,996

(1)	This amount represents the grant date value of 10,000 stock appreciation rights granted to Messrs. Akande and Baum upon their October 22, 2011 appointment to the board of directors.

(2)	This amount represents the 33 1/3% match on deferrals into common stock equivalents under the deferred compensation plan.

(3)	This includes $56,564 for the cost of our airplane for personal use calculated on a variable basis and including gross-up on income taxes.

CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE REPORT

The Corporate Governance and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Corporate Governance and Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

B.G. Armstrong, Chairman	D.W. Kemper
B.O. Akande	J.P. Mulcahy
D.R. Banks	W.P. Stiritz
J.E. Baum	D.R. Wenzel
J.W. Goodall

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proxy Item No. 4)

Section 14A of the Securities and Exchange Act of 1934 requires that we seek a non-binding advisory vote from our shareholders to approve the compensation as disclosed under the heading Compensation Discussion and Analysis beginning on page 12 and the related tables and narrative disclosures beginning on page 19.

As described in detail under the heading “Compensation Discussion and Analysis”, we seek to closely align the interests of our corporate officers with the interests of our shareholders. Our compensation programs are designed to reward our corporate officers for the achievement of financial and operating performance. To that end, our compensation programs encompass the following principles:

•	Total compensation should be competitive with the peer group selected by our board of directors.

•	Compensation should be tied to our overall financial and operating performance.

•	Compensation should align the long-term interests of our corporate officers with those of our shareholders.

•	Compensation should serve as an incentive for our corporate officers to remain employed with us, assisting in our long-term growth objectives.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of the corporate officers named in this proxy statement, as described under the heading “Compensation Discussion and Analysis” beginning on page 12 and the related tables and narrative disclosures beginning on page 19. We believe that our compensation programs have been effective at appropriately aligning pay and performance and in enabling us to attract and retain very talented executives.

We are asking our shareholders to indicate their support for the corporate officer compensation described in this proxy statement. The board of directors recommends a vote “FOR” the following resolution:

“RESOLVED, that the shareholders approve the compensation awarded to the corporate officers named in this proxy statement, as described under the heading “Compensation Discussion and Analysis” beginning on page 12 and the related tables and narrative disclosures beginning on page 19 as required by the rules of the Securities and Exchange Commission.”

Because the vote is advisory, it will not be binding upon the board of directors or the Corporate Governance and Compensation Committee and neither the board nor the committee will be required to take any action as a result of the outcome of the vote on this proposal. Although the resolution is non-binding, the board of directors and the committee will consider the outcome of the advisory vote on executive compensation when making future compensation decisions.

ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTES

(Proxy Item No. 5)

In addition to the non-binding advisory vote on executive compensation, Section 14A of the Securities and Exchange Act of 1934 enables our shareholders to express their preference for having a say-on-pay vote every one, two or three years or abstain. This non-binding “frequency” vote is required at least once every six years.

After careful consideration of this proposal, our board of directors has determined that an advisory vote on executive compensation that occurs annually is the most appropriate alternative, and therefore our board of directors recommends that you vote for a one-year interval for the advisory vote on executive compensation. We recognize that the shareholders may have different views on the frequency of an advisory vote on executive compensation. In the event that none of the frequency choices receives the affirmative vote of a majority of the shares present or represented by proxy and voting at the annual meeting, our board of directors will consider the frequency receiving the most votes to be an indication of the shareholders’ preference.

The board of directors recommends a vote for “ONE YEAR” with respect to this proposal.

Although the advisory vote is non-binding, the board of directors will review the results of the vote and consider them in making a determination concerning the frequency of holding future advisory votes on executive compensation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, the Corporate Governance and Compensation Committee is currently composed of Messrs. Armstrong, Akande, Banks, Baum, Goodall, Kemper, Mulcahy, Stiritz and Wenzel. There are no relationships involving the members of the Corporate Governance and Compensation Committee or our corporate officers that are required to be disclosed under Item 407(e)(5) of Regulation S-K.

SECURITY OWNERSHIP OF CERTAIN SHAREHOLDERS

Security Ownership of Certain Beneficial Owners

The table below indicates the beneficial holders of more than 5% of our common stock, par value $0.01 per share, as of the record date.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	% of Shares Outstanding	Notes
Capital Research Global Investors, 333 South Hope Street, Los Angeles, CA 90071	4,030,900	7.3%	Pursuant to Schedule 13G filed on February 10, 2011, Capital Research Global Investors has sole dispositive power and sole voting power for all 4,030,900 shares.
BlackRock, Inc., 40 East 52nd Street, New York, NY 10022	3,844,190	7.0%	Pursuant to Schedule 13G filed on February 8, 2011, BlackRock, Inc. has sole dispositive power and sole voting power for all 3,844,190 shares.

Security Ownership of Management

The following table shows the shares of our common stock beneficially owned, as of January 13, 2012, by our directors, director nominees and corporate officers. Except as noted, all such persons possess sole voting and dispositive powers with respect to the shares listed. An asterisk in the column listing the percentage of shares outstanding indicates that the person owns less than 1% of the common stock outstanding.

Name	Number of Shares (1)		Exercisable Options (2)	Total	% of Shares Outstanding	Other Stock-Based Items (3)	Total Stock-Based Ownership
B.O. Akande	—		10,000	10,000	*	725	10,725
B.G. Armstrong	6,345		11,500	17,845	*	14,087	31,932
D.R. Banks	6,000		39,631	45,631	*	22,181	67,812
J.E. Baum	—		10,000	10,000	*	1,668	11,668
B.H. Beracha	—		—	—	*	—	—
J.W. Goodall	51,000		11,500	62,500	*	48,569	111,069
D.W. Kemper	14,656		21,640	36,296	*	6,427	42,723
P.J. Moore	—		—	—	*	—	—
J.P. Mulcahy	5,000		19,000	24,000	*	8,308	32,308
W.P. Stiritz	741,677	(4)	40,000	781,677	1.5	52,160	833,837
D.R. Wenzel	2,000		19,000	21,000	*	8,542	29,542
K.J. Hunt	64,021		271,405	335,426	*	55,546	390,971
D.P. Skarie	54,731	(5)	489,748	544,479	*	51,311	595,790
T.G. Granneman	14,315		137,500	151,815	*	480	152,295
W.N. George	—		—	—	*	12,500	12,500
C.G. Huber, Jr.	37,155		97,190	134,345	*	4,747	139,092
R.D. Wilkinson	43,377		96,645	140,022	*	1,654	141,676
All directors and executive officers as a group (18 people)	1,133,229		1,481,530	2,614,759	4.7	291,030	2,905,789

(1)	In addition to shares held directly, the number of shares includes the following:

•

Restricted stock previously granted to Messrs. Hunt, Skarie, Granneman, Huber and Wilkinson in 2004 and 2007. For further details about the shares and their vesting provisions, see Compensation Discussion and Analysis.

•	For Mr. Stiritz, 12,930 shares of restricted stock, which become released from restrictions upon his leaving the board of directors.

•	Restricted stock granted to Messrs. Huber and Wilkinson in 2009.

•

Shares (or share equivalents) held indirectly in the savings investment plan and executive savings investment plan. Shares in the savings investment plan and executive savings investment plan are held in a separate fund in which participants acquire units. The fund also holds cash and short-term investments. The shares reported for a participant approximate the number of shares in the fund allocable to that participant and fluctuate due to the cash in the fund and the price of our common stock.

(2)

Represents the number of stock options and stock appreciation rights exercisable through March 4, 2012. Options and stock appreciation rights granted to a non-employee director become exercisable three years from the date of grant or upon that non-employee director’s termination, retirement, disability or death.

(3)

Includes (i) restricted stock units granted to Messrs. Hunt and Skarie in 2009, (ii) cash-settled restricted units granted to Mr. George and (iii) indirect interests in shares of our common stock held under deferred compensation plans. While restricted stock units, cash-settled restricted units and indirect interests in shares of our common stock under deferred compensation plans may not be voted or transferred, they have been included in the table above as they represent an economic interest in our common stock that is subject to the same market risk as ownership of actual shares of our common stock. For further details about the vesting provisions of the restricted stock units and the cash-settled restricted units, see the Compensation Discussion and Analysis.

(4)	Includes 333 shares of common stock held by Mr. Stiritz’s wife and 225,621 shares from the exercise of stock options which must be held until his retirement from the board of directors.

(5)	Mr. Skarie has shared voting and investment power with his wife with respect to 8,355 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers and directors are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of our common stock with the SEC and the NYSE. Copies of those reports must also be furnished to us.

Based solely on a review of copies of those reports, other documents furnished to us and written representations that no other reports were required, we believe that all filing requirements applicable to officers and directors have been complied with during the preceding fiscal year. For fiscal 2011, one Section 16 report for David Skarie was filed late due to administrative reasons.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights		Weighted Average of Exercise Price of Outstanding Options and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	961,183	(1)	51.97	2,457,679	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	961,183			2,457,679

(1)

The number in this column includes 474,625 shares of outstanding non-qualified stock options. Also included in this number are 486,558 shares of common stock that would be issued upon exercise of the 2,591,346 stock appreciation rights awarded in fiscal years 2005, 2006, 2007, 2008, 2009 and 2010 based on our closing stock price on September 30, 2011.

(2)

Of this number, approximately 486,558 shares are reserved for issuance upon the exercise of the 2,591,346 stock appreciation rights awarded in fiscal years 2005, 2006, 2007, 2008, 2009 and 2010 and 100,000 shares are reserved for issuance of restricted stock units. In addition, approximately 39,500 shares of this number are reserved for issuance under our deferred compensation plans.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Kemper is Chairman, President and Chief Executive Officer of Commerce Bancshares, Inc., which is one of fifteen banks that participate in our committed credit facility dated July 18, 2008 and one of seventeen banks that participate in our committed credit facility and term loan dated July 27, 2010. Commerce Bancshares’ lending commitment under the 2008 facility is limited to $9 million out of a total syndicate commitment of $400 million, its lending commitment under the 2010 facility is limited to $6 million out of a total syndicate commitment of $300 million and its commitment under the term loan is limited to $4 million out of a total syndicate commitment of $200 million. During fiscal 2011, we paid approximately $59,000 in interest and $150,000 in fees to Commerce Bancshares, Inc. The board of directors and the Audit Committee do not believe Mr. Kemper has a material interest in the transactions between us and Commerce Bancshares, Inc.

Mr. Moore is a director of Archer-Daniels-Midland, Inc., which is a supplier of grain, flour and other ingredients that we use in our businesses. During fiscal 2011, we purchased approximately $37 million of ingredients from Archer-Daniels-Midland, Inc. The board of directors and the Audit Committee do not believe Mr. Moore has a material interest in the transactions between us and Archer-Daniels-Midland, Inc.

OTHER MATTERS

Proxy Solicitation

We have paid certain entities for assistance with preparing this proxy statement and the proxy card. We will also pay for the solicitation of proxies. We hired Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies for a fee of $12,000 plus expenses. We will reimburse brokers, banks and other nominees for costs, including postage and handling, reasonably incurred by them in sending proxy materials to the beneficial owners of our common stock. In addition to the standard mail, our employees may make proxy solicitations via telephone or personal contact.

Shareholder Proposals for the 2013 Annual Meeting

Under our bylaws, shareholders who desire to nominate a director or present any other business at an annual meeting of shareholders must follow certain procedures. Generally, to be considered at the 2013 annual meeting of shareholders, a shareholder nomination or proposal not to be included in the proxy statement and notice of meeting must be received by the corporate secretary between November 17, 2012, and December 17, 2012. However, if the shareholder desires that the proposal be included in our proxy statement and notice of meeting for the 2013 annual meeting of shareholders then it must be received by our corporate secretary no later than September 18, 2012 and must also comply in all respects with the rules and regulations of the SEC and the laws of the State of Missouri. A copy of the bylaws will be furnished to any shareholder without charge upon written request to our corporate secretary.

Form 10-K and Other Filings

Upon written request and at no charge, we will provide a copy of any of our filings with the SEC, including our Annual Report on Form 10-K, with financial statements and schedules for our most recent fiscal year. We may impose a reasonable fee for expenses associated with providing copies of separate exhibits to the report when such exhibits are requested. These documents are also available on our website at www.ralcorp.com, and the website of the SEC at www.sec.gov.

Internet Availability of Proxy Materials

The notice of annual meeting, proxy statement and our 2011 annual report may be viewed online under www.ralcorp.com/proxyandannualreport/. Information on our website does not constitute part of this proxy statement. You may find more information about the date, time and location of the annual meeting of shareholders, as well as the items to be voted on by shareholders at the annual meeting, in the section entitled “Proxy and Voting Information” beginning on page 1 of this proxy statement. There, you will also find information about attending the annual meeting and voting your proxy, including where you may find the individual control numbers necessary to vote your shares by telephone or over the Internet.

If you are a shareholder of record and are interested in receiving future proxy statements and annual reports electronically, you should contact our transfer agent by accessing your account at www.investorvote.com and following the instructions as listed. If you hold shares of our common stock through a broker, bank or other nominee, please refer to the instructions provided by that entity for instructions on how to elect this option.

Householding

SEC rules allow delivery of a single annual report and proxy statement to households at which two or more shareholders reside. Accordingly, shareholders sharing an address who have been previously notified by their broker or its intermediary will receive only one copy of the annual report and proxy statement, unless the shareholder has provided contrary instructions. Individual proxy cards or voting instruction forms (or electronic voting facilities) will, however, continue to be provided for each shareholder account. This procedure, referred to as “householding,” reduces the volume of duplicate information received by shareholders, as well as our expenses. Shareholders having multiple accounts may have received householding notifications from their respective brokers and, consequently, such shareholders may receive only one proxy statement and annual report. Shareholders who prefer to receive separate copies of the proxy statement and annual report, either now or in the future, may request to receive separate copies of the proxy statement and annual report by notifying our corporate secretary. Shareholders currently sharing an address with another shareholder who wish to have only one proxy statement and annual report delivered to the household in the future should also contact our corporate secretary. Our corporate secretary may be reached by telephone at 314-877-7046 or by mail at Ralcorp Holdings, Inc., P.O. Box 618, St. Louis, Missouri 63188-0618, Attention: Corporate Secretary.

By order of the Board of Directors,

Gregory A. Billhartz

Corporate Vice President, General Counsel and

Secretary

January 16, 2012

Annual Meeting Admission Ticket

Electronic Voting Instructions
You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on February 15, 2012.

Vote by Internet
• Log on to the Internet and go to www.investorvote.com/RAH
• Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

‚ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ‚

A	Proposals — The Board of Directors recommends a vote FOR the listed nominees listed in Item Nos. 1 and 2 and FOR Item Nos. 3 and 4.
The Board of Directors recommends a vote FOR 1 Year in Item 5.

1. Re-Election of Directors Current nominee for two-year term to expire 2014:								+
	For	Withhold			For	Against	Abstain
01- David R. Banks	☐	☐	3. Ratification of PricewaterhouseCoopers LLP as Ralcorp Holdings Independent Registered Public Accounting Firm for the fiscal year ending September 30, 2012.		☐	☐	☐
Current nominees for three-year term to expire 2015:
	For	Withhold			For	Against	Abstain
02 - Jonathan E. Baum	☐	☐	4. Advisory vote on executive compensation.		☐	☐	☐
03 - David P. Skarie	☐	☐
				1 Year	2 Years	3 Years	Abstain
2. Election of New Directors Two new nominees for three-year term to expire 2015:			5. Advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐
	For	Withhold
04 - Barry H. Beracha	☐	☐
05 - Patrick J. Moore	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appear(s) hereon. Joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please provide your FULL title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

■	+

01E9ME

IMPORTANT

PLEASE VOTE YOUR PROXY CARD TODAY!

YOUR PROMPT RESPONSE WILL SAVE THE EXPENSE OF ADDITIONAL MAILINGS.

IF YOU REQUIRE SPECIAL ARRANGEMENTS TO PARTICIPATE AT THIS MEETING,

PLEASE CONTACT THE COMPANY’S SHAREHOLDER SERVICES DEPARTMENT AT (314) 877-7046 PRIOR TO THE MEETING.

FOR PRE-REGISTRATION, PLEASE SIGN BELOW.

PRESENT THIS CARD AT THE ENTRANCE TO THE MEETING ROOM.

RALCORP HOLDINGS, INC.

2012 ANNUAL MEETING OF SHAREHOLDERS

BANK OF AMERICA PLAZA

800 MARKET ST., 26TH FLOOR,

ST. LOUIS, MISSOURI

Wednesday, February 15, 2012 at 8:00 a.m.

SIGNATURE

Upon arrival, please present this admission ticket and photo identification at the registration desk.

‚ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ‚

PROXY/VOTING INSTRUCTION CARD — RALCORP HOLDINGS, INC.	+

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF RALCORP HOLDINGS, INC.

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON FEBRUARY 15, 2012

BANK OF AMERICA PLAZA, 800 MARKET ST., 26TH FLOOR, ST. LOUIS, MISSOURI

The undersigned appoints K. J. Hunt and G. A. Billhartz, and each of them, lawful attorneys and proxies of the undersigned, with power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Ralcorp Holdings, Inc., to be held on February 15, 2012 and at any adjournment or postponement thereof, and to vote in accordance with the instructions on the reverse side, shares of Common Stock of the Company which the undersigned is entitled to vote.

Trustee’s Authorization. The undersigned also authorizes Vanguard Fiduciary Trust Company to vote any shares of Common Stock of the Company credited to the undersigned’s account under the Ralcorp Holdings, Inc. Savings Investment Plan at the Annual Meeting of Shareholders in accordance with the instructions on the reverse side.

THE PROXIES ARE DIRECTED TO VOTE AS SPECIFIED ON THE REVERSE SIDE AND IN THEIR DISCRETION ON ALL OTHER MATTERS COMING BEFORE THE MEETING. IF NO DIRECTION IS MADE, THE PROXIES WILL VOTE “FOR” ALL NOMINEES LISTED ON THE REVERSE SIDE AND “FOR” ITEM NOS. 3 AND 4; AND “FOR” 1 YEAR IN ITEM 5.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

IMPORTANT-PLEASE SIGN AND DATE ON THE REVERSE SIDE.

RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE;

NO POSTAGE NECESSARY.

(Continued and to be dated and signed on reverse side.)

C	Non-Voting Items

Change of Address — Please print new address below.	Annual Report		Meeting Attendance
	Mark here to discontinue Annual Report mailing for this account (for multiple account holders only).	☐	Mark box to the right if you plan to attend the Annual Meeting.	☐

■	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+